Exhibit k.11

[Form of Purchase and Sale Agreement]

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated September 24, 2013, is by and between Capitala Finance Corp., a Maryland corporation (“Purchaser”), and CapitalSouth Corporation, a North Carolina corporation (“Seller”), in its capacity as the sole member and holder of the limited liability company interests of CSP-Florida Mezzanine Fund I, LLC (the “General Partner”), a North Carolina limited liability company and the general partner of CapitalSouth Partners Florida Sidecar Fund I, L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Partnership Agreement (as defined herein).

RECITALS:

A. Seller owns all of the issued and outstanding limited liability company membership interests (the “Interests”) in the General Partner.

B. Purchaser has separately entered into an agreement pursuant to which it will acquire all of the issued and outstanding limited partnership interests of the Partnership held by the limited partners of the Partnership (the “LP Transaction”).

C. The operation of the General Partner is subject to the terms of its limited liability company operating agreement (the “Operating Agreement”).

D. Simultaneously with the closing of the Transaction, it is contemplated that the Buyer will acquire (i) all of the issued and outstanding equity of CapitalSouth Partners Fund II, L.P., CapitalSouth Partners F-II, LLC, CapitalSouth Partners SBIC Fund III, L.P., and CapitalSouth Partners SBIC F-III, LLC (the “Primary Formation Transactions”), (ii) certain investment assets owned by CapitalSouth Partners Fund III, L.P. and CapitalSouth Partners Fund I, Limited Partnership, and (iii) all of the issued and outstanding equity of the Pasrtnership (the foregoing (i) through (iii) referred to collectively as the “Other Formation Transactions”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Assignment and Assumption.

(a) Assignment of Interest. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and agreements set forth in this Agreement, effective as of the Effective Date, Seller hereby sells, transfers, conveys and assigns to Purchaser all of Seller’s right, title and interest in and to the Interests free and clear of all liens (the “Transfer”).

(b) Assumption of Interest. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and agreements set forth in this Agreement, effective as of the Effective Date, (A) Purchaser hereby accepts the Transfer, and (B) ratifies and agrees to be bound by all of the terms and conditions of, and shall succeed to all of the rights and be subject to all of the obligations arising under the Operating Agreement with respect to the Interest from and after the Effective Date.

2. Consideration.

(a) The aggregate consideration payable to Seller on the Effective Date in exchange for the Interests (the “Consideration”) shall consist of 972 shares of common stock, par value $0.01 per share, of Purchaser, in exchange for the capital interests in the General Partner (the “Capital Interest Shares”) and 7,226 shares of common stock, par value $0.01 per share, of Purchaser, in exchange for the carried interests in the General Partner (the “Carried Interest Shares” and, together with the Capital Interest Shares, the “Shares”); provided, however, that in order to effect a contribution of the Carried Interest Shares to Capitala Restricted Shares I, LLC (“CRS I”), Seller hereby directs Purchaser to issue the Carried Interest Shares to, and in the name of, CRS I.

(b) The Consideration is agreed by Seller and Purchaser to represent the aggregate value of the Interest, including all rights and obligations with respect thereto, as of the Effective Date.

3. Agreements, Representations and Warranties. Seller represents and warrants as of the date hereof and immediately prior to the Effective Date, as follows:

(a) Title to Interest; Compliance with Laws. Seller owns all right, title and interest (legal and beneficial) in and to the Interest to be sold by Seller hereunder free and clear of all liens, other than any restrictions under federal and state securities laws. Upon delivery of the Interest to Purchaser and payment to Seller of the Consideration, Purchaser will acquire good and marketable title to the Interest free and clear of all liens, other than any liens created by or through Purchaser or any of its Affiliates or any restrictions under federal and state securities laws.

(b) Compliance with Law. Seller’s ownership of the Interest has at all times been conducted in all material respects in accordance with all applicable laws, rules, regulations and other requirements of all governmental authorities or agencies having jurisdictions over Seller.

(c) Good Standing; Requisite Authority; Due Authorization. Seller is an entity duly organized and validly existing in good standing under the laws of its jurisdiction of organization. Seller has the requisite power and authority to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by Seller, and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally.

4. Cooperation. Seller, on the one hand, and Purchaser, on the other hand, shall cooperate fully with each other in furnishing any information or performing any action reasonably requested by the other party, which information or action is necessary to the timely and successful consummation of the transactions contemplated by this Agreement.

5. Fees and Expenses. Purchaser covenants that Purchaser shall promptly pay all reasonable out-of-pocket expenses incurred by the Partnership in connection with the Transfer, including, but not limited to, reasonable legal and accounting expenses incurred by the Partnership.

6. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

7. Amendments, Changes and Modifications. This Agreement may not be amended, changed or otherwise modified except by a written instrument executed by the parties hereto.

8. Governing Law. This Agreement shall be interpreted and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws principles thereof that would apply the laws of another jurisdiction.

9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10. Effectiveness, Termination. The closing of the Transaction is subject to approval of the Primary Formation Transactions by the U.S. Small Business Association (the :SBA”) and the conditions to closing of the Other Formation Transactions having been duly satisfied or waive. The Transaction shall close and be effective as of a specific date to be determined by the Purchaser by written notice to Seller, such date to occur as soon as reasonably practicable (considering only logistics required for closing) following receipt of the SBA Approval and simultaneously with closing of the LP Transaction (the “Effective Date”); provided that, if the Effective Date does not occur prior to December 31, 2013, Seller and Purchaser shall each have the right in its sole and absolute discretion to terminate this Agreement by written notice to the other, and in such event this Agreement shall be null and void and of no effect.

11. Survival. The parties’ rights and obligations under Sections 4-8, and applicable defined terms shall survive any termination of this Agreement.

12. Notices and Deliveries. Any notice, communication or delivery required or permitted to be given by any provision of this Agreement shall be deemed to have been delivered, given, and received for all purposes when the same is actually received, and may be delivered personally or by courier, delivery service, registered or certified mail (postage and charges prepaid), or facsimile, in each case addressed to the recipient at the address set forth below or at such other address as the recipient may notify the sender in writing:

PURCHASER:	Capitala Finance Corp.
4201 Congress Street, Suite 360
Charlotte, NC 28209
704.376.5502 phone
704.376.5877 fax
Contact: Joseph B. Alala, III

SELLER:	CapitalSouth Corporation
4201 Congress Street, Suite 360
Charlotte, NC 28209
704.376.5502 phone
704.376.5877 fax
Contact: Joseph B. Alala, III

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER: CapitalSouth Corporation, a North Carolina corporation		PURCHASER: Capitala Finance Corp., a Maryland corporation

By:		By:
	Name:		Name:
	Title:		Title:

[Signature Pages to Purchase and Sale Agreement – Florida Sidecar GP]